Exhibit 4.2

THIS DEBENTURE AND ANY SHARES ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

No. __                                                                  US $_______

INTERNAL FIXATION SYSTEMS , INC.

5% CONVERTIBLE  DEBENTURE DUE DECEMBER 1, 2014

THIS DEBENTURE is one of a duly authorized issue of debentures of INTERNAL FIXATION SYSTEMS , INC., a corporation duly organized and existing under the laws of the State of Florida (the “Company”) designated as its 5% Convertible  Debenture Due December 1, 2014 (the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to the registered holder hereof (the “Holder”), the principal sum described above, on such date as the Debenture is required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest, in arrears on the principal sum outstanding from time to time in arrears, on a semi-annual basis June 30 and December 31 of each year, commencing June 2011, at the rate of 5% per annum accruing from the date of initial issuance.  Accrual of interest shall commence on the first such business day to occur after the date hereof until payment in full of the principal sum, together with all accrued and unpaid interest, has been made or duly provided for.  The principal of, and interest on, this Debenture are payable at the option of the Holder in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time.  The Company will pay the principal of and interest upon this Debenture on the Maturity Date, less any amounts required by law to be deducted, to the registered holder of this Debenture as of the tenth day prior to the Maturity Date and addressed to such holder as the last address appearing on the Debenture Register.  The forwarding of such check shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check plus any amounts so deducted.

This Debenture is subject to the following additional provisions:

1.           The Debentures are issuable in denominations of Ten Thousand Dollars (US $10,000) and integral multiples thereof, except that the Company may at its discretion issue one or more Debentures in different denominations.  This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder.  No service charge will be made for such registration or transfer or exchange.

2.           The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

3.           This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “Act”), and other applicable state and foreign securities laws.  In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws.   Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company’s Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4.           A.           The Holder is entitled, at its option, to convert at any time the principal amount of this Debenture or a part thereof in excess of $5,000 into shares of Common Stock of the Company at a conversion price for each share of Common Stock equal to a fifteen percent (15%) discount from the volume weighted average daily price for the Common Stock, as reported by Bloomberg L.P., for the ten (10) trading days prior to conversion (the “Conversion Price”). In the event Holder desires to convert the principal amount of this Debenture or a part thereof into shares of Common Stock of the Company prior to the Company’s public listing on a securities market, the Conversion Price shall be fixed at $2 per share.  Conversion shall be effectuated by surrendering the Debentures to be converted to the Company with the form of conversion notice attached hereto as Exhibit A, executed by the Holder of the Debenture evidencing the Holder’s intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank.  Interest (and penalties) accrued or accruing from the date of issuance to the date of conversion shall be paid in cash upon conversion.  No fraction of Shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.  The date on which notice of conversion is given (the “Conversion Date”) shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed, to the Company or the date set forth in a notice of conversion delivered by facsimile if the Holder delivers the Debenture to the Company within three (3) business days following the Conversion Date stated in that conversion notice.  Facsimile delivery of the conversion notice shall be accepted by the Company at telephone number; Attention: Laura Cattabriga).  Certificates representing Common Stock upon conversion will be delivered within ten (10) business days from the date the notice of conversion with the original Debenture is delivered to the Company.

B.           If on any day after the date of this Debenture the Company completes an offering yielding the Company $1 million or more in gross proceeds, or if the Company sells a minimum of $2 million of this debenture, then the Company shall have the right to cause the Holder to convert the entire principal amount of this Debenture in accordance with the terms of Section 4A by delivering to the Holder a notice stating that the Company is exercising its right under this Section 4B. The date given in that notice will, for purposes of Section 4A, constitute the Conversion Date. No later than five (5) days after delivery of that notice, the Holder shall deliver this Debenture to the Company.

C.           The Holder may not convert the Debenture to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 4.99% of the then-issued and outstanding share of Company’s common stock during any sixty (60) day period. The Holder has the authority to determine whether the restriction imposed by this section limits a particular conversion. The provisions of this section may be waived by Holder upon not less than sixty (60) days’ prior notice to the Company.

5.           Any time after the first anniversary of the date of this Debenture, the Company may redeem this Debenture for an amount equal to the principal amount plus accrued and unpaid interest.

6.           A.           No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

B.           During the continuance of any Event of Default, as defined in section 12 hereof, the Company will not declare or pay dividends on, or make any sinking fund payment, redemption or repurchase with respect to, any shares of its capital stock.

7.           No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

8.           If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable.  In the event of any proposed merger, consolidation or sale or transfer of all or substantially all of the assets of the Company (a “Sale”), the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company.  In the event the Holder hereof shall elect not to convert, the Company may prepay all outstanding principal and accrued interest on this Debenture, less all amounts required by law to be deducted, upon which tender of payment following such notice, the right of conversion shall terminate.

9.           The current conversion price shall be adjusted from time to time as follows:

(a)           Except as hereinafter provided, in case the Company shall at any time issue or sell any shares of Common Stock (including shares now or hereafter held in the Company's treasury but excluding (i) any shares of Common Stock issuable upon exercise of options heretofore granted or to be granted to officers, directors, and key employees, (ii) any shares of Common Stock issued by resolution of the Company’s board of directors for services performed, and (iii) shares of Common Stock issued by resolution of the Company’s board of directors in connection with the Company’s acquisition, whether by merger, asset purchase, or otherwise, of assets of an unaffiliated person or entity) for a consideration per share less than the conversion price in effect immediately prior to the issuance or sale of such shares, or without consideration, the current conversion price shall be reduced to a price determined by dividing (i) an amount equal to (a) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the current conversion price, plus (b) the consideration, if any, received by the Company upon such issuance or sale, by (ii) the total number of shares of Common Stock outstanding immediately after the issuance or sale of such shares.  For the purposes of any computation to be made in accordance with the provisions of this subsection (a), the following provisions shall be applicable:

(1)           In case of the issuance or sale of shares of Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the net cash proceeds received by the Company for such shares after deducting any and all commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance and sale of such shares.

(2)           In case of the issuance or sale (otherwise than upon conversion or exchange of obligations or shares of stock of the Company) of shares of Common Stock for a consideration other than cash, the amount of such consideration received by the Company for such shares shall be deemed to be the value of such consideration less the value attributable to "good will" or similar intangible assets, as determined by the Board of Directors of the Company, with the approval of the Company's regularly employed independent auditors.

(3)           In case of the issuance of additional shares of Common Stock as a dividend, the aggregate number of shares of Common Stock issued in payment of such dividend shall be deemed to have been issued and to be outstanding on the day next succeeding the record date for the determination of stockholders entitled to such dividend and shall be deemed to have been issued without consideration. In the event of a declaration of a dividend by the Company without the fixing of a record date for the determination of stockholders entitled thereto, the first business day during which the stock transfer books of the Company shall be closed for the purpose of such determination shall be deemed to be the record date.

(4)           The number of shares of Common Stock at any time outstanding (i) shall not include any shares then held in the Company's treasury, (ii) shall not include any of the common shares which may be issued upon the exercise of options heretofore granted or to be granted to officers, directors, and key employees, but (iii) shall include the aggregate number of shares deliverable in respect of the options, rights and convertible and exchangeable securities referred to in the next succeeding subsection (b) at all times while such options, rights and securities remain outstanding and unexercised, unconverted or unexchangeable, as the case may be.

(5)           No reduction in the conversion price is required unless that reduction would reduce the conversion price by $0.50 or more, except that any reduction that by reason of this Section 9(a)(5) is not required to be made will be carried forward and taken into account in any subsequent reduction that, together with that carried-forward reduction and any other carried-forward reduction, would reduce the conversion price by $0.50 or more.

(b)           In case the Company shall at any time issue options (other than the options to officers, directors, and key employees) or rights to subscribe for shares of Common Stock (including shares now or hereafter held in the Company's treasury), or issue any other securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the conversion price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, or without consideration, the current conversion price shall be reduced to a price determined by making a computation in accordance with the provisions of subsection (a) of this Section, provided, that

(i)           the aggregate number of shares of Common Stock deliverable under such options or rights shall be considered to have been delivered at the time such options or rights were issued, and for a consideration equal to the minimum purchase price per share of Common Stock provided for in any such options or rights, plus the consideration, if any, received by the Company for such options or rights;

(ii)           the aggregate maximum number of shares of Common Stock deliverable upon conversion of or exchange for any such securities shall be considered to have been delivered at the time of issuance of such securities, and for a consideration equal to the consideration received by the Company for such securities, after deducting therefrom any or all commissions, or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with the issuance and sale of such securities, plus the consideration, if any, to be received by the Company upon exchange or conversion thereof; and

(iii)           on the expiration of such options or rights, or the termination of such right to convert or exchange, the conversion price shall forthwith be readjusted to such conversion price as would have obtained had the adjustment made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such options or rights or upon conversion or exchange of such securities.

(c)           In case the Company shall at any time subdivide or combine the outstanding shares of the class of Common Stock issuable upon conversion of the Debentures, the conversion price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of the combination.

(d)           Whenever the conversion price is adjusted as herein provided, the Company shall (i) forthwith deliver to the Holder a statement signed by the President or a Vice President of the Company and by its Treasurer or an Assistant Treasurer showing in detail the facts requiring such adjustment and the conversion price after such adjustment.

10.           The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that the Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

11.           This Debenture shall be governed by and construed in accordance with the laws of the State of Florida.  Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the County of Broward or the state courts of the State of Florida sitting in the County of Broward in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

12.           The following shall constitute an “Event of Default”:

a.
The Company shall default in the payment of principal or interest on this Debenture and such default shall remain unremedied for ten (10) business days after the Company has been notified of the default in writing by a Holder; or

b.
The Company fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture and any such failure shall continue uncured for ten (10) business days after the Company has been notified of such failure in writing by Holder.

c.
The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

d.
The Company shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

e.
A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

f.
Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

g.
Any money judgment, writ or warrant of attachment, or similar process in excess of Five Hundred Thousand ($500,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

h.
Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within ninety (90) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

13.           Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: __________, 2010

INTERNAL FIXATION SYSTEMS, INC.

By:	/s/
Name:	Stephen Dresnick
Title	President and CEO

HOLDER

By:	/s/
Name:

EXHIBIT A
NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Debenture)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Debenture No. ___ into shares of Common Stock of INTERNAL FIXATION SYSTEMS , INC. (the “Company”) according to the conditions hereof, as of the date written below.  In converting the Debenture No. ______________, the undersigned hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not a nominee for any other party, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended.

Conversion Date*:

Applicable Conversion Price:

Signature:

Printed Name:

Address:

* If this notice of conversion is delivered to the Company by facsimile, the Holder must deliver the original Debenture to the Company by the third business date following the Conversion Date.